Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 6, 2021, relating to the consolidated financial statements of Alliance BioEnergy Plus, Inc. (now known as Blue Biofuels, Inc.) (“Company”) as of and for the years ended December 31, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

February 4, 2022